Exhibit 5.1

Rockville Law Group

Legal Opinion Regarding

Alpha One Inc

Alpha One Inc.

No. 203, F2.62A, 2F, Tianzhan Building, No. 4 Tanran 5th Road,

Tian’an Community, Shatou Street, Futian District,

Shenzhen, Guangdong Province, China

October 30, 2024

Rockville Law Group LLC is a law firm registered in Maryland, USA. Li Weng, attorney at law, is a NY, DC licensed attorney. As requested by the company, our law firm is now in response to the request of your company, Alpha One Inc (hereinafter referred to as “the Company”) to provide you with a legal opinion as to the laws of the state of Wyoming in connection with the Company.

Part 1. Content of this legal opinion

We issue legal opinions on the following issues in accordance with Wyoming laws and regulations:

1. Legality of the establishment of the company;

2. The legality of the company’s existence;

3. Changes in shareholders and equity of the company;

4. The directors of the company;

5. Address of registered office of the company;

6. Business scope of the company;

7. Business registration information of the company;

8. Litigation history of the company;

9. Winding up of the company;

10. Tax payment situation of the company;

Other than the above matters, this legal opinion does not give legal opinions on any other matters or issues of the company.

Part 2. Documents examined:

1. Register of members of the company;

2. Register of directors of the company;

3. 2023 Form 1120, U.S. Corporation Income Tax Return for the year of assessment 2023, issued by the US Internal Revenue Service to the company;

4. Form 8879-C, IRS e-file signature authorization for Form 1120;

5. Wyoming Annual Franchise Tax Report, for the year of 2023;

6. Certificate of Incorporation of Alpha One Inc, issued by Office of the Secretary of State;

7. Public records of the Company on file and available for inspection on the Secretary of State (SOS) official website.

(Together, the “Documents”)

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Part 3. Assumptions and statements

This legal opinion issued by our law firm is subject to the following assumptions and statements:

1. The law firm assumes that all the information and documents provided by the company to the law firm are true, accurate, complete and effective, and does not have any misleading, concealing, omission or false content that can reflect the true situation of the company as of the date of this legal opinion, and all copies of documents are identical with the original, and the contents, signatures and seals of all documents are authentic, all legal documents are legally authorized to sign and take effect;

2. All resolutions of the company investigated by the law firm are complete and accurate records of resolutions that have been formally signed and approved; there is no modifications, revocations, and is fully effective;

3. The law firm is only aware of the facts that have occurred or existed before the issuance date of this legal opinion and the current existence of Wyoming effective laws, regulations and normative documents. Relevant laws and regulations of countries and regions outside Wyoming are not included in the consideration of this legal opinion;

4. The law firm assumes that the company and relevant persons have disclosed all relevant facts to the law firm without any concealment, omission or falsehood or misleading;

5. The law firm assumes that the company has submitted to the Wyoming Companies Registry all required information and documents for setting up a Wyoming company under the Wyoming Corporation Law;

6. All signatures, seals in such documents are authentic, and all documents submitted to the law firm are photocopies. All documents are complete and consistent with the original, and all documents provided to the law firm are the latest version;

7. All the facts, statements and information stated in these documents are true and complete in all respects, the law firm has not been provided with inaccurate, incomplete or misleading information or any other event affecting the conclusion of this legal opinion;

8. The information and documents shown in the company register are correct, up to date at the time of this opinion, there is no change in the date of issue, no information or document has been submitted for registration or is required to be submitted in accordance with Wyoming Law. Submit the registered information or documents which are not included in the company’s records or for review;

9. The law firm assumes that the results and records obtained from the relevant government departments are true, accurate, complete and effective;

10. In the case of any public search, there may be an administrative delay or other cause that has resulted in the submission of a file; and it may have not been obtained or known by the public through the search;

11. The law firm assumes that there is no order for winding up or restricting the company in any region outside Wyoming, USA;

12. No law (other than the laws of Wyoming) will or may affect the opinions expressed in this legal opinion;

13. This legal opinion only expresses opinions on Wyoming legal issues within the scope of this legal opinion;

14. The contents of the confirmation and statement made by the directors of the company are all true, accurate, complete and effective, and there is no inaccurate, incomplete, misleading, content concealment, omission and false content；

Part 4. Searches

For the purpose of giving this opinion, we have conducted searches of

1. (i) the public records of the company on file and available for inspection at the Registry and inspection on the Secretary of State (SOS) official website,

(the “Company Search”)

(ii) obtained the most recent Public Information Report (PIR) processed by the Secretary of State (SOS). PIRs filed with annual franchise tax reports are forwarded to the SOS. After processing, the SOS sends the Comptroller an electronic copy of the information, which is displayed on this web site. The information will be updated as changes are received from the SOS. (the “Company Search”)

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(iii) the records of proceedings in respect of the Company on file with, and available for inspection at the Court Case Record Search Wyoming, Wyoming Supreme Court Opinions and Cases, Public Access to Court Electronic Records (https://pacer.uscourts.gov/)，bankruptcy record search, federal and state tax liens search, Judgment lien search, Litigation record search (https://www.wolterskluwer.com/en/solutions/lien-solutions) and other relevant courts websites.(the “Litigation Search”).

Part 5. Basic information of the Company

Alpha One Inc. (the “Company” or “AOAO”) was originally incorporated in State of Nevada on May 5, 2006 under the name Microscints, Inc. On October 26, 2009 the Company filed the Certificate of Amendment to change the name from Microscints, Inc. to World Mobile Holdings, Inc. On March 19, 2020, the Company redomiciled from the State of Nevada to the State of Wyoming. On September 10, 2021, the Company’s name was changed from World Mobile Holdings, Inc. to Alpha One Inc, The Company had been engaged in the various business since its incorporation. The Company was not successful and discontinued the majority of its operation by December 31, 2016. Beginning from January 2017, the Company plans on providing business services and financing to emerging growth entities.

On October 8, 2019, Haining Zhang, filed a petition with the District Court, Clark County, Nevada, and the Court ordered that Mr. Zhang was appointed as receiver for the Company. Consequently, Mr. Zhang is granted the authority to conduct business of the Company pursuant to N.R.S. 78.630. Haining Zhang was appointed the sole officer and director at that time.

On October 15, 2019, the Company issued 100,000,000 shares of common stock, with a par value of $0.001, to Mr. Zhang, our CEO, for $100,000, $99,950 of which was subsequently expensed in its operation by December 31, 2019, and the balance was expensed in its operation in 2020.

On February 8, 2021, the previously issued 100,000,000 shares of common stock were canceled in connection with changes in the Company’s strategic direction.

On March 30, 2021, 100,000,000 shares of common stock, under the control of Haining Zhang, were transferred to Zhuo Wang. As a result, Haining Zhang resigned as the sole officer and director, and Shuhua Liu was appointed as the sole director and CEO of the Company.

On May 1, 2021 the Company amended its article of incorporation to change its authorized capital as following: 50,000,000 shares of preferred stock, par value $0.001 per share; 450,000,000 shares of common stock, par value $0.001 per share. 500,000 shares of Preferred Stock are designated Series A Preferred Stock. On June 17, 2021, the Company issued 245,000 shares of preferred stock to Zhuo Wang, 198,900 shares of preferred stock to Shuhua Liu, and 56,100 shares of preferred stock to Goldcrown International (HK) Limited, controlled by Wei Chen, as compensation for services provided.

On September 10, 2021, the Company effectuated a 100-for-1 reverse stock split, which resulted in a new total of 1,359,447 shares of common stock.

On February 8, 2022, the Company convert 500,000 of its Series A Preferred Stock into common stock with a ratio of 100 for 1.

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On March 23, 2023, the Company entered into a share purchase agreement for acquiring 100% equity interests of Zhongyun (BVI) Limited (“Zhongyun BVI”), a BVI incorporated company that conduct its business via its subsidiary Shenzhen Zhongyun Communication Technology Co., Ltd. focusing on electronic products trading and telecommunication engineering services, via issuing 25,450,086 common shares of the Company.As a result of this acquisition, Alpha One Inc. ceased to be a shell company and began operating as an entity intelligent products trading and telecommunication engineering services in the People’s Republic of China.

Our Company structure is shown in the below chart. The percentages denote ownership.

Zhongyun (BVI) Limited (“Zhongyun BVI”) was incorporated in the British Virgin Islands on December 6, 2022 with limited liability.

Zhongyun Investment Hong Kong Limited (“Zhongyun HK”) which is 100% owned by Zhongyun BVI, was incorported in the HongKong on December 23, 2022, Zhongyun HK is an investment holding company with no operations. On March 2, 2023, Zhongyun HK acquired Shenzhen Zhongyun Communication Technology Co., Ltd.

Shenzhen Zhongyun Communication Technology Co., Ltd, a Chinese company, a wholly foreign owned enterprise (WFOE), also referred to herein as “Shenzhen Zhongyun”, which was incorporated on August 25, 2020 by the controlling shareholder, Shuhua Liu. Shenzhen Zhongyun is principally engaged in the electronic products trading and telecommunication engineering servicess in the People’s Republic of China (“PRC”).

Shenzhen Zhongyun is the company through which we operate, and which shares our business plan with the goal of developing and providing modern electronic products trading and telecommunication engineering services to our future clients.

The Company’s mailing address is No. 203, F2.62A, 2F, Tianzhan Building, No. 4 Tanran 5th Road, Tian’an Community, Shatou Street, Futian District, Shenzhen, Guangdong Province, China. The telephone number is +86 755 82794624.

The director is Shuhua Liu.

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Part 6. Legal opinion by the law firm

1. Alpha One Inc was legally formed according to Wyoming General Corporation Law.

For the purpose of giving this opinion, we have conducted a search of the public records of the Company on file and available for inspection on the Secretary of State (SOS) official website.

2. According to Certificate of Incorporation of Alpha One Inc, issued by Office of the Secretary of State; it shows the Director is Shuhua Liu;

3. For the purpose of giving this opinion, we have conducted searches of the records of proceedings in respect of the Company on file with, and available for inspection at the Court Case Record Search Wyoming, Wyoming Supreme Court Opinions and Cases, Public Access to Court Electronic Records (https://pacer.uscourts.gov/) and other relevant courts websites (the “Litigation Search”). There is no lawsuit, arbitration or administrative penalty against the Company from the date of incorporation to the date of legal opinion, taken by any government department or regulatory authority. There are no pending litigations, arbitrations and administrative penalties as of 10/30/24.

5. Litigation searches showed no past bankruptcy filed by the company as of 10/30/24.

6. According to Wyoming General Corporation Law and Federal Income tax: Code and Regulations, the company is required to file two forms of taxes.

●	Corporation income tax for 2023. The Company has paid all taxes payable by the Company for the year of 2023, without any overdue payment.
●	Wyoming Franchise Tax for 2023. Wyoming Franchise Tax or Extension Electronic Funds Withdrawal Information, it showed the company had paid Wyoming Franchise tax without any overdue payment.

7. For the purpose of this legal opinion, I have searched Wyoming Court system, and found out there were no litigations (civil or criminal), arbitrations or administrative penalties, ongoing or foreseeable by the Company, the shareholders of the Company or the directors of the Company as of 10/30/24.

Part 7. Governing law and purpose

1. This legal opinion is governed by and construed in accordance with the laws of Wyoming and is subject to the matters expressed in this legal opinion. The opinion is issued in accordance with the facts existing on the date of issuance of this legal opinion and the effective laws and regulations in force in Wyoming. Apart from the laws of Wyoming, this law firm does not apply the laws of any other country, region or other jurisdiction , this firm does not make any investigation or comments in accordance with the laws other than the Wyoming Law, and no investigation has been carried out in respect of exploring laws and regulations other than Wyoming law. Any interpretation of this opinion shall be in accordance with the laws of Wyoming. This law firm has no responsibility to notify you of any changes in the facts and laws of this opinion.

2. This legal opinion is only for Alpha One Inc to register its shares with SEC, and for you to share with the professional organization hired by your company to review, and reply upon, for this purpose. Your company and the professional institution hired by you can only rely on this legal opinion for this purpose. Other than this purpose, the Company can’t provide, quote, mention or disclose the legal opinion or its contents to any person, or makes it public, the legal opinion can not to be disclosed, submitted, quoted in the public documents, filed with any government department, government agencies, courts, supervisory bureau. The company, the professional organizations hired by your company shall not use or rely upon this Legal opinion or its contents for any other purposes.

Regards,

Li Weng, Attorney at Law

Rockville Law Group LLC

3635 Old Court Road, Suite 208

Baltimore MD 21208

Wenglidk@foxmail.com

001 (410) 243 5500

Date: 10/30/24

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